SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Arden Macro Fund, L.L.C.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

Arden Asset Management LLC
375 Park Avenue
32nd Floor
New York, New York 10152

Telephone Number (including area code):	(212) 751-5252

Name and address of agent for service of process:	Craig Krawiec
Arden Asset Management LLC
375 Park Avenue
32nd Floor
New York, New York 10152

Copy to:

George M. Silfen, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York, 10022

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

X	Yes	No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 23rd day of April, 2012.

Arden Macro Fund, L.L.C.

By:	/s/ Craig Krawiec
	Name:	Craig Krawiec
	Title:	Manager